EXHIBIT 23(a)




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post Effective Amendment No. 2 to Registration Statement No. 2-66913 on Form S-8, Registration Statement No. 33-14833 on Form S-8, Registration Statement No. 33-29286 on Form S-3, Registration Statement No. 33-40572 on Form S-8, Registration Statement No. 33-48976 on Form S-3, Registration Statement No. 33-57882 on Form S-3 and Amendment No. 1 to Registration Statement No. 33-61293 on Form S-3 of our report dated January 20, 1999 appearing in this Annual Report on Form 10-K of Golden West Financial Corporation for the year ended December 31, 1998.



/s/ Deloitte & Touche LLP
Oakland, CA
March 29, 1999